Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

REALD INC.

ARTICLE I

The name of this Corporation is RealD Inc.

ARTICLE II

The address of this Corporation’s registered office in the State of Delaware is 1811 Silverside Road, in the City of Wilmington, County of New Castle, Delaware 19810.  The name of its registered agent at such address is Vcorp Services, LLC.

ARTICLE III

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law as set forth in Title 8 of the Delaware Code.

ARTICLE IV

This Corporation is authorized to issue two classes of shares, designated “Common Stock” and “Preferred Stock.”  The total authorized capital stock of this Corporation is Forty-Seven Million Three Hundred Fifty-Seven Thousand One Hundred and Forty-Seven (47,357,147) shares, of which the number of shares of Common Stock authorized to be issued is Thirty-Five Million One Hundred Thirty-Three Thousand Three Hundred and Thirty-Three (35,133,333), par value $0.0001 per share, and the total number of shares of Preferred Stock authorized to be issued is Twelve Million Two Hundred Twenty-Three Thousand Eight Hundred and Fourteen (12,223,814), par value $0.0001 per share, Three Million (3,000,000) of which are designated as “Series A Preferred Stock,” Two Million Four Hundred Seventeen Thousand Six Hundred and Forty-Seven (2,417,647) of which are designated as “Series B Preferred Stock,” Five Million One Hundred Thirty-Nine Thousand Five Hundred (5,139,500) of which are designated as “Series C Preferred Stock,” and One Million Six Hundred Sixty-Six Thousand Six Hundred Sixty-Seven (1,666,667) of which are designated as “Series D Preferred Stock.”

ARTICLE V

The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as follows:

1.             Dividend Rights.  Subject to the prior rights of holders of all classes of stock at the time then outstanding having prior rights as to dividends, and subject to terms of Section 2 and Section 8 of Article VI below, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board (as defined below), out of any assets of this Corporation legally available therefor, such dividends as may be declared from time to time by the Board.

2.             Liquidation Rights.  Upon the liquidation, dissolution or winding up of this Corporation, the assets of this Corporation shall be distributed as provided in Section 3 of Article VI below.

3.             Redemption.  The Common Stock is not redeemable.

4.             Voting Rights.  The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.  Without limiting the foregoing, without the approval (by vote or written consent, as provided by law) of the holders of a majority of the number of shares of Common Stock then outstanding, this Corporation shall take no action (whether by merger, consolidation, recapitalization or otherwise) that would require such approval under the California General Corporations Code were this Corporation then organized under such law as then in effect.

ARTICLE VI

The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as follows:

5.             Definitions.  For purposes of Article V above and this Article VI, the following definitions shall apply:

(a)           “Acquisition” shall mean and include each of the following:  (i) any reorganization, consolidation, or merger of this Corporation by, with or into a third party, the acquisition of this Corporation by a third party, or any other transaction or series of related transactions (excluding any merger effected exclusively for the purposes of changing the domicile of this Corporation), in any case in which this Corporation’s stockholders of record as constituted immediately prior to such transaction do not hold, immediately after such transaction, at least a majority of the voting power of the surviving or acquiring entity and (ii) any sale, conveyance, or other disposal of all or substantially all of the assets of this Corporation.

(b)           “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 6(c) of this Article VI, deemed to be issued) by this Corporation after the Original Series C Issue Date, other than:

(i)            shares of Common Stock issued upon conversion of the Preferred Stock authorized herein;

(ii)           shares of Common Stock issued to officers, directors and employees and consultants of this Corporation that are providing bona fide consulting services to this Corporation, pursuant to equity incentive or compensation plans or other incentive arrangements approved by the Board, including any shares issued or options granted pursuant to such plans or arrangements in connection with the acquisition of any entity by this Corporation, to the employees, officers or directors of such acquired entity, or consultants of the acquired entity who are providing bona fide consulting services to this Corporation, and who will continue to be employed by or provide services to this Corporation or serve as a director thereof after such acquisition, and where such shares issued or options granted are specifically for incentive purposes, and are not intended to be consideration payable to such individuals in connection with such acquisition;

(iii)          shares of Common Stock issued as a dividend or distribution on the capital stock of this Corporation;

(iv)          shares of Preferred Stock issued as a dividend or distribution on the Preferred Stock;

(v)           shares of capital stock issued as consideration in connection with a bona fide acquisition by this Corporation of another business entity or business segment of any such entity, or of a technology owned or licensed by such entity or segment, and that in any case has been approved by a majority of the Board, and whether by license, sublicense, merger, consolidation, purchase of assets, sale or exchange of stock, reorganization or otherwise;

(vi)          shares of Common Stock (or options, warrants or rights therefor) representing, in the aggregate, no more than 1% of the total number of shares of Common Stock then issued and outstanding (including for purposes of this calculation all shares of Common Stock issuable upon exercise or conversion of all then outstanding convertible or exercisable securities), or such higher number as may be approved in writing by the holders of a majority of the then outstanding shares of Series C Preferred Stock, to banks, savings and loan associations, or equipment or real property lessors, or other similar lending institutions or landlords or lessors, in connection with such entities providing bank credit or working capital facilities, equipment or real estate financing or leasing or other similar facilities to this Corporation and which are approved by the Board;

(vii)         pursuant to a transaction for which adjustments of the Conversion Price is made pursuant to Sections 6(a)(i), 6(a)(ii) or 6(a)(iii) of this Article VI;

(viii)        shares of Common Stock or Preferred Stock issued pursuant to the exercise or conversion of options, warrants, convertible notes or other Convertible Securities outstanding as of the Original Series C Issue Date; and

(ix)           any other shares that the holders of a majority of the then outstanding shares of Series C Preferred Stock consent in writing shall not be deemed “Additional Shares of Common Stock” for purposes of the Certificate of Incorporation.

(c)           “Board” shall mean the Board of Directors of this Corporation.

(d)           “ColorLink Japan” shall mean ColorLink Japan, Ltd a company organized pursuant to the laws of Japan.

(e)           “Common Stock” shall mean the Common Stock, $0.0001 par value per share, of this Corporation.

(f)            “Convertible Securities” shall mean evidences of indebtedness, shares of capital stock or other securities which are at any time directly or indirectly convertible into or exchangeable for Additional Shares of Common Stock or Preferred Stock.

(g)           “Corporation” shall mean this corporation.

(h)           “Enterprise Value” shall mean the sum of (i) the total amount of cash and cash equivalents of this Corporation and its Subsidiaries, (ii) the aggregate fair market value of all outstanding Preferred Stock, Common Stock and all other equity interests of this Corporation (including without limitation, all convertible securities, warrants, stock appreciation rights, options or similar rights), and, without duplication, (iii) the amount of principal and accrued and unpaid interest owing under all indebtedness for borrowed money and capital leases of this Corporation and its Subsidiaries, except that, in the context of a true (and not deemed) liquidation or dissolution, “Enterprise Value” shall mean the sum of (1) the total amount of cash and cash equivalents of this Corporation and its Subsidiaries, (2) the sum of the fair market value of all assets of this Corporation and its Subsidiaries, (3) the amount of principal and accrued and unpaid interest owing under all indebtedness for borrowed money and capital leases of this Corporation and its Subsidiaries.

(i)            “Net Cash Flow” shall mean the consolidated net cash flow of this Corporation and its Subsidiaries determined in accordance with United States generally accepted accounting principles, as in effect from time to time, and as consistently applied by this Corporation.

(j)            “Original Series C Issue Date” shall mean the date on which the first share of Series C Preferred Stock was originally issued, and “Original Series D Issue Date” shall mean the date on which the first share of Series D Preferred Stock was originally issued, which, in each case, shall mean and refer to the date that the corresponding preferred share was originally issued by this Corporation’s predecessor, Real D, a California corporation (the “Predecessor”). For purposes of clarity, and notwithstanding anything else herein, the “Original Series C Issue Date” shall be March 7, 2007, and the “Original Series D Issue Date” shall be December 24, 2007, for all purposes of this Amended and Restated Certificate of Incorporation.

(k)           “Series A Original Issue Price” shall mean $1.00 per share for the Series A Preferred Stock, “Series B Original Issue Price” shall mean $1.240876 per share for the Series B Preferred Stock, “Series C Original Issue Price” shall mean $6.81 per share for the Series C Preferred Stock, and “Series D Original Issue Price” shall mean $12.00 per share for the Series D Preferred Stock, in each case as adjusted for any stock splits, stock dividends, recapitalizations or the like, with respect to each such series of Preferred Stock, and “Original Issue Price” shall mean the Series A Original Issue Price, the Series B Original Issue Price, the Series C Original Issue Price, or the Series D Original issue Price, as the context so requires.

(l)            “Permitted Repurchases” shall mean the repurchase by this Corporation of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for this Corporation or a Subsidiary that are subject to restricted stock purchase agreements or stock option exercise agreements under which this Corporation has the option to repurchase such shares (i) at cost, upon the occurrence of certain events, such as the termination of employment or services, or (ii) at any price pursuant to this Corporation’s exercise of a right of first refusal to repurchase such shares.

(m)          “Preferred Stock” shall mean the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock.

(n)           “Qualified Initial Public Offering” or “QIPO” shall mean the closing of the first firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock of this Corporation for the account of this Corporation that results in net proceeds (after underwriting discounts, commissions and fees) to this Corporation of at least $75 million and ascribes a pre-money equity valuation of this Corporation of at least $700 million.

(o)           “Series A Preferred Stock” shall mean the Series A Preferred Stock, $0.0001 par value per share, of this Corporation,

(p)           “Series B Preferred Stock” all mean the Series B Preferred Stock, $0.0001 par value per share, of this Corporation.

(q)           “Series C Preferred Stock” shall mean the Series C Preferred Stock, $0.0001 par value per share, of this Corporation.

(r)            “Series D Preferred Stock” shall mean the Series D Preferred Stock, $0.0001 par value per share, of this Corporation.

(s)           “Subsidiary” shall mean any corporation, partnership, limited liability company or other entity of which at least fifty percent (50%) of the outstanding voting power or economic interests is at the time owned directly or indirectly by this Corporation.

6.             Dividends.  In the event this Corporation shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution with respect to the Common Stock payable in (a) securities of this Corporation other than shares of Common Stock, (b) cash, or (c) assets, then and in each such event the holders of Preferred Stock shall receive, at the same time such distribution is made with respect to Common Stock, the number of securities, cash or such other assets of this Corporation which they would have received had their Preferred Stock been converted into Common Stock immediately prior to the record date for determining holders of Common Stock entitled to receive such distribution, Dividends shall otherwise not accrue or cumulate with respect to any series of the Preferred Stock, unless such dividend is declared by the Board and then becomes payable.  The holders of Series C Preferred Stock shall also be entitled to dividends thereon as provided in Section 4(a) and Section 4(h) of this Article VI.

7.             Liquidation, Dissolution or Winding Up and Acquisition.

(a)           In the event of a voluntary or involuntary liquidation, dissolution, winding up, or a Deemed Liquidation (as defined below) of this Corporation, all assets and funds of this Corporation legally available for distribution to its stockholders, whether or not such assets or funds are capital, surplus, earnings or proceeds in a Deemed Liquidation, shall be distributed in the following order of priority:

(i)            First, ratably among the holders of the Series C Preferred Stock and the Series D Preferred Stock, prior and in preference to any payment or distribution (or any setting aside of any payment or distribution) to the holders of any other class or series of capital stock of this Corporation by reason of their ownership thereof, on parity with each other in accordance with the amounts to which they are entitled pursuant to Section 3(a)(i) of this Article VI, until the holders of the Series D Preferred Stock have received an amount per share of Series D Preferred Stock held by them equal to the Series D Original Issue Price, multiplied by 1.5, plus any declared but unpaid dividends on each such share (the “Series D Liquidation Preference”), and the holders of the Series C Preferred Stock have received the following amount per share of Series C Preferred Stock (such amount, as determined below, the “Series C Liquidation Preference”):

(A)          If such voluntary or involuntary liquidation, dissolution, winding up, or Deemed Liquidation is consummated before the first anniversary of the Original Series C Issue Date, and

(1)           if the Enterprise Value of this Corporation in such voluntary or involuntary liquidation, dissolution, winding up, or Deemed Liquidation is less than $200 million, an amount per share of Series C Preferred Stock held by them equal to (x) the Series C Original Issue Price, multiplied by (y) 2.0, plus any declared but unpaid dividends on each such share.

(2)           if the Enterprise Value of this Corporation in such voluntary or involuntary liquidation, dissolution, winding up, or Deemed Liquidation is greater than $300 million, an amount per share of Series C Preferred Stock held by them equal to (x) the Series C Original Issue Price, multiplied by (y) 2.5, plus any declared but unpaid dividends on each such share.

(3)           if the Enterprise Value of this Corporation in such voluntary or involuntary liquidation, dissolution, winding up, or Deemed Liquidation is greater than or equal to $200 million, but is less than or equal to $300 million, an amount per share of Series C Preferred Stock held by them equal to (x) the Series C Original Issue Price, multiplied by (y) a fraction determined by the following formula, plus any declared but unpaid dividends on each such share:

fraction =	(0.5 * Enterprise Value)	+ 1.0
100,000,000

(B)           If such voluntary or involuntary liquidation, dissolution, winding up, or Deemed Liquidation is consummated on or after the first anniversary of the Original Series C Issue Date but before the second anniversary of the Original Series C Issue Date, and

(1)           if the Enterprise Value of this Corporation in such voluntary or involuntary liquidation, dissolution, winding up, or Deemed Liquidation is less than $250 million, an amount per share of Series C Preferred Stock held by them equal to (x) the Series C Original Issue Price, multiplied by (y) 2.25, plus any declared but unpaid dividends on each such share.

(2)           if the Enterprise Value of this Corporation in such voluntary or involuntary liquidation, dissolution, winding up, or Deemed Liquidation is greater than $300 million, an amount per share of Series C Preferred Stock held by them equal to (x) the Series C Original Issue Price, multiplied by (y) 2.5, plus any declared but unpaid dividends on each such share.

(3)           if the Enterprise Value of this Corporation in such voluntary or involuntary liquidation, dissolution, winding up, or Deemed Liquidation is greater than or equal to $250 million, but less than or equal to $300 million, an amount per share of Series C Preferred Stock held by them equal to (x) the Series C Original Issue Price, multiplied by (y) a fraction determined by the following formula, plus any declared but unpaid dividends on each such share:

fraction =	(0.25 * Enterprise Value)	+ 1.0
50,000,000

(C)           If such voluntary or involuntary liquidation, dissolution, winding up, or Deemed Liquidation is consummated on or after the second anniversary of the Original Series C Issue Date, an amount per share of Series C Preferred Stock held by them equal to (x) the Series C Original Issue Price, multiplied by (y) 2.5, plus any declared but unpaid dividends on each such share;

If, upon the occurrence of such voluntary or involuntary liquidation, dissolution, winding up, or Deemed Liquidation, the assets and funds thus distributed among the holders of the Series D Preferred Stock and the Series C Preferred Stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of this Corporation legally available for distribution will be distributed ratably among such holders in proportion to the preferential amount each such holder would otherwise be entitled to receive pursuant to Section 3(a)(i) of this Article VI.

By way of illustration, if there are distributions pursuant to this subclause 3(a)(i) at such time that the Series C Liquidation Preference is based on a 2.5 multiple, then, based on the number of shares of Series C Preferred Stock and Series D Preferred Stock outstanding on the Original Series D Issue Date, such distributions would be allocated 74.47% to the holders of the Series C Preferred Stock and 25.53% to the holders of Series D Preferred Stock until the holders of Series D Preferred Stock have received the full Series D Liquidation Preference.  If the Series C Liquidation Preference is based on a multiple other than 2.5, the relative allocation between the Series C Preferred Stock and Series D Preferred Stock will be proportionately adjusted.

(ii)           Second, after completion of the distributions required pursuant to Section 3(a)(i) of this Article VI, ratably among the holders of the Series A Preferred Stock and the Series B Preferred Stock until such holders have received an amount per share equal to the Original Issue Price for each such series of Preferred Stock, plus any declared but unpaid dividends on each such share.  If, upon the occurrence of such voluntary or involuntary liquidation, dissolution, winding up, or Deemed Liquidation and after completion of the distributions required pursuant to Section 3(a)(i) of this Article VI, the assets and funds thus distributed among the holders of the Series A Preferred Stock and the Series B Preferred Stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of this Corporation legally available for distribution will be distributed ratably among such holders in proportion to the preferential amount each such holder would otherwise be entitled to receive pursuant to Section 3(a)(ii) of this Article VI.

(iii)          Third, after completion of the distributions required pursuant to Section 3(a)(i) and 3(a)(ii) of this Article VI, ratably among the holders of the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock, on a pro rata basis according to the number of shares of Common Stock (A) then held, with respect to the Common Stock, and (B) into which the shares of the Series A Preferred Stock and the Series B Preferred Stock then held are convertible, in the case of the Series A Preferred Stock and the Series B Preferred Stock.

For purposes of Section 3(a) of this Article VI, unless the holders of at least a majority of the then outstanding shares of Series C Preferred Stock consent in writing otherwise, an Acquisition shall be deemed to be a liquidation, dissolution or winding up of this Corporation within the meaning of Section 3(a) of this Article VI (a “Deemed Liquidation”), and the proceeds in such Deemed Liquidation shall be distributed in accordance with Section 3(a) of this Article VI.

Notwithstanding anything in Section 3(a)(i) of this Article VI to the contrary, if a holder of shares of Series C Preferred Stock or Series D Preferred Stock would receive a greater liquidation amount by converting such holder’s shares of Series C Preferred Stock or Series D Preferred Stock, as applicable, into Common Stock than such holder would be entitled to receive pursuant to Section 3(a)(i) of this Article VI as a holder of Series C Preferred Stock or Series D Preferred Stock, as applicable (as determined after the payment of any earn-outs or other contingent payments and the release of any escrow or holdback proceeds to the stockholders of this Corporation), then such holder shall not receive any amounts under Section 3(a)(i) of this Article VI as a holder of Series C Preferred Stock or Series D Preferred Stock, as applicable, but shall be treated, for the purposes of determining such holder’s rights under Section 3(a) of this Article VI only, as though such holder held, in addition to any shares of Common Stock actually held by such holder, such number of shares of Common Stock that such holder would hold if such holder had converted such holder’s shares of Series C Preferred Stock or Series D Preferred Stock, as applicable, into Common Stock, effective immediately prior to the applicable voluntary or involuntary liquidation, dissolution, winding up, or Deemed Liquidation of this Corporation, at the then applicable Conversion Price (as defined below).

(b)           Insofar as any distribution pursuant to Section 3(a) of this Article VI consists of property other than cash, the value thereof shall, for purposes of the provisions of Section 3(a) of this Article VI, be the fair market value at the time of such distribution, as determined in good faith by a majority of the Board, except that any securities shall be valued as follows;

(i)            Securities not subject to investment letter or other similar restrictions on free marketability covered by clause (ii) below:

(A)          unless otherwise specified in a definitive agreement for the acquisition of this Corporation that has been approved by the directors and/or the stockholders of this Corporation as required by and in accordance with all applicable laws, if traded on a securities exchange or through NASDAQ Global Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing of such acquisition;

(B)           if (A) above does not apply but the securities are actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to closing; and

(C)           if there is no active public market as described in clauses (A) or (B) above, the value shall be the fair market value thereof, as determined in good faith by a majority of the Board.

(ii)           The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined in clause (i) above, as applicable, to reflect the approximate fair market value thereof, as determined in good faith by a majority of the Board.

8.             Redemption.

(a)           Mandatory Redemption.  This Corporation shall, upon the written consent of the holders of a majority of the then outstanding shares of Series C Preferred Stock (the “Redemption Notice”) given to this Corporation no earlier than the 55-month anniversary of the Original Series C Issue Date and no later than the 72-month anniversary of the Original Series C Issue Date, redeem all then outstanding shares of Series C Preferred Stock at the Redemption Price (as defined below) per share, payable in cash in immediately available U.S. funds, on the date specified by such holders of Series C Preferred Stock (the “Mandatory Redemption Date”), which date may not be before the 150th day after the date of the Redemption Notice; provided that, at this Corporation’s election given to holders of Series C Preferred Stock at least 30 days before the Mandatory Redemption Date, this Corporation may instead redeem the then-outstanding shares of Series C Preferred Stock in two (2) equal installments, with half of the shares of Series C Preferred Stock held by each holder of Series C Preferred Stock redeemed on the Mandatory Redemption Date and the other half of such shares redeemed on the six-month anniversary thereof (the “Second Mandatory Redemption Date”); provided, that during the six-month period between the Mandatory Redemption Date and the Second Redemption Date, all then outstanding shares of Series C Preferred shall accrue dividends at the per annum rate of $1.0215 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like).

(b)           Mandatory Redemption on Junior Redemption.  Without limiting in any way the rights and obligations set forth in Section 8(b) of this Article VI, this Corporation shall give reasonable prior written notice to the holders of shares of Series C Preferred Stock before repurchasing any shares of any other series of Preferred Stock, and, upon the written consent of the holders of a majority of the then outstanding shares of Series C Preferred Stock (the “Other Redemption Notice”) given to this Corporation, this Corporation shall, immediately prior to the closing (the date thereof, the “Other Redemption Date”) of the repurchase by this Corporation of any shares of any other series of Preferred Stock of this Corporation (each, an “Other Redemption”), redeem all then-outstanding shares of Series C Preferred Stock at the Redemption Price per share, payable in cash in immediately available U.S. funds.

(c)           Optional Redemption.  Without limiting in any way the rights and obligations set forth in Section 5 of this Article VI, concurrent with the closing of a QIPO (the date thereof, the “Optional Redemption Date”), this Corporation may at its option redeem all, or any portion, of the then-outstanding shares of Series C Preferred Stock, at the Redemption Price per share, payable in cash in immediately available U.S. funds, upon delivery of a Redemption Notice (as defined below) to the holders of such Series C Preferred Stock; provided, that if only a portion of the then-outstanding shares of Series C Preferred Stock are to be redeemed, then such portion shall be redeemed pro rata from all of the holders of the then-outstanding shares of Series C Preferred Stock, based on their relative ownership of the then-outstanding shares of Series C Preferred Stock.

(d)           Certain Definitions.

(i)            The “Redemption Date” shall mean, as applicable, the Mandatory Redemption Date, the Second Mandatory Redemption Date, the Other Redemption Date, or the Optional Redemption Date.

(ii)           In connection with a redemption pursuant to Section 4(a) or Section 4(b) of this Article VI, the “Redemption Price” shall be an amount per share equal to (x) the Series C Original Issue Price, multiplied by (y) 2.5, subject to adjustment for any stock splits, stock dividends, combinations, recapitalizations or the like), plus any declared and/or accrued but unpaid dividends thereon.  In connection with a redemption pursuant to Section 4(c) of this Article VI, the “Redemption Price” shall be an amount per share equal to the Series C Liquidation Preference for each outstanding share of the Series C Preferred Stock (subject to adjustment for any stock splits, stock dividends, combinations, recapitalizations or the like), plus any declared and/or accrued but unpaid dividends thereon, based on the then Enterprise Value.

(e)           Redemption Notice.  This Corporation shall, not less than ten (10) days nor more than thirty (30) days prior to any Redemption Date, mail written notice (a “Redemption Notice”), postage prepaid, to each holder of record of Series C Preferred Stock to be redeemed at the holder’s post office address last shown on the records of this Corporation.  Each Redemption Notice shall state:

(i)            the number of the outstanding shares of Series C Preferred Stock to be redeemed on such Redemption Date;

(ii)           the number of shares of Series C Preferred Stock to be redeemed from such holder on such Redemption Date in accordance with the provisions hereof;

(iii)          that the shares of Series C Preferred Stock held by the holder which this Corporation shall so redeem on such Redemption Date shall be redeemed on such Redemption Date, which shall be specified as a calendar date and shall be a business day;

(iv)          the Redemption Price; and

(v)           the time and manner in, and place at, which the holder is to surrender to this Corporation on such Redemption Date the certificate or certificates representing the shares of Series C Preferred Stock to be redeemed on such date.

(f)            Surrender of Stock.  On or before each Redemption Date, each holder of shares of Series C Preferred Stock to be redeemed pursuant to Section 4 of this Article VI shall surrender to this Corporation the certificate or certificates representing the shares to be redeemed on such Redemption Date (or shall deliver a notice to this Corporation that such certificates have been lost, stolen or destroyed and, if requested by this Corporation in writing, shall execute an agreement reasonably satisfactory to this Corporation to indemnify this Corporation from any loss incurred by it in connection with such certificates, but in any event shall not be obligated to post any bond in connection therewith), in the manner and at the place designated in the Redemption Notice, and upon each such Redemption Date the applicable Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, or to such payee as such owner may designate in writing to this Corporation prior to each such Redemption Date, and each surrendered certificate shall be canceled and retired.  If any surrendered certificate is with respect to more shares than are being redeemed at the applicable redemption, this Corporation shall promptly thereafter issue to the holder thereof a new certificate of like tenor for the number of shares not so redeemed.

(g)           Termination of Rights.  If a Redemption Notice is duly given and if, on or prior to a Redemption Date, the applicable Redemption Price is paid, then notwithstanding that the certificates evidencing any of the shares of Series C Preferred Stock so called for redemption on such Redemption Date have not been surrendered, all rights with respect to such shares shall forthwith after such Redemption Date cease.

(h)           Insufficient Funds.  If the funds and assets of this Corporation legally available for redemption of shares of Series C Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series C Preferred Stock to be redeemed on such date, then (i) the funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon the total Redemption Price applicable to their shares of Series C Preferred Stock which are subject to redemption on such Redemption Date, (ii) all outstanding shares of Series C Preferred Stock shall accrue dividends at the per annum rate of $1.3620 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like) until such shares are redeemed, (iii) the Other Redemption, if any, shall be null and void and without effect until the redemption of shares of Series C Preferred Stock is complete in full, and (iv) the shares of Series C Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.  At any time thereafter when additional funds or assets of this Corporation are legally available for the redemption of shares of Series C Preferred Stock, such funds or assets will immediately be used to redeem the balance of the shares which this Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed, and this Corporation shall use its reasonable best efforts to obtain such funds and assets as quickly as reasonably possible.

(i)            Other Preferred Stock Not Redeemable.  None of the Series A Preferred Stock, the Series B Preferred Stock or the Series D Preferred Stock is redeemable.

9.             Conversion.  The holders of the Preferred Stock have the following conversion rights:

(a)           Optional Conversion.  Each share of Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time and from time to time after the date of issuance of such share, at the office of this Corporation or any transfer agent for the Common Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for such series of Preferred Stock by the applicable Conversion Price, determined as hereinafter provided, in effect at the time of conversion.  For each series of Preferred Stock, the Conversion Price at which shares of Common Stock shall be deliverable upon conversion without the payment of any additional consideration by the holder thereof (the “Conversion Price”) shall initially be the Original Issue Price for such series of Preferred Stock.  Such initial Conversion Price shall be subject to adjustment at any time and from time to time, in order to adjust the number of shares of Common Stock into which the Preferred Stock is convertible, as provided in Section 6 of this Article VI.  In effecting the conversion, any declared but unpaid dividends on such share of Preferred Stock shall be converted into shares of Common Stock at the applicable Conversion Price.

(b)           Automatic Conversion.

(i)            Each share of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, on the basis set forth in Section 5(a) of this Article VI, immediately prior to, and conditioned on the effectiveness of, the closing of the QIPO.  In addition, each share of Series A Preferred Stock and Series B Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, on the basis set forth in Section 5(a) of this Article VI, upon this Corporation’s receipt of the vote or written consent of the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class on an as-converted basis, to the conversion of all then outstanding shares of Series A Preferred Stock and Series B Preferred Stock pursuant to Section 5 of this Article VI.  In addition, each share of Series C Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, on the basis set forth in Section 5(a) of this Article VI, upon this Corporation’s receipt of the vote or written consent of the holders of not less than a majority of the then outstanding shares of Series C Preferred Stock to the conversion of all then outstanding shares of Series C Preferred Stock pursuant to Section 5 of this Article VI.  In addition, each share of Series D Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, on the basis set forth in Section 5(a) of this Article VI, upon this Corporation’s receipt of the vote or written consent of the holders of not less than a majority of the then outstanding shares of Series D Preferred Stock to the conversion of all then outstanding shares of Series D Preferred Stock pursuant to this Section.  In effecting such conversion, any declared but unpaid dividends on such Preferred Stock shall be converted into shares of Common Stock at the applicable Conversion Price.

(ii)           Upon the occurrence of any event specified in Section 5(b)(i) of this Article VI, the applicable outstanding shares of Preferred Stock shall be converted into Common Stock automatically, without the need for any further action by the holders of such shares, and whether or not the certificates representing such shares are surrendered to this Corporation or its transfer agent; provided, however, that this Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to this Corporation or its transfer agent as provided below, or the holder notifies this Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and, if requested by this Corporation in writing, executes an agreement reasonably satisfactory to this Corporation to indemnify this Corporation from any loss incurred by it in connection with such certificates.  Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of this Corporation or any transfer agent for the Preferred Stock or Common Stock.  Thereupon, this Corporation shall issue and deliver to such holder promptly at such office and in such holder’s name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

(c)           Notice of Conversion.  A holder of Preferred Stock desiring to convert any shares of Preferred Stock held by such holder pursuant to Section 5(a) of this Article VI shall deliver the share certificate for such shares to this Corporation’s transfer agent if it has one, otherwise to this Corporation at its principal executive office, accompanied by a written request to convert, specifying the number of shares to be converted.  The endorsement of the share certificate and the request to convert shall be in form reasonably satisfactory to the transfer agent or this Corporation, as the case may be.  Upon the date of such delivery, the conversion is deemed to have occurred and the person entitled to receive share certificates for Common Stock shall be regarded for all corporate purposes from and after such data as the holder of the number of shares of Common Stock which such holder is entitled upon the conversion.  Thereupon, this Corporation shall issue and deliver to such holder promptly at such office and in such holder’s name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred (as well as a new certificate or certificates for the remaining number of shares of Preferred Stock covered by the surrendered certificate or certificates that are not being converted, if any).

(d)           Notices of Record Date.  In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, any capital reorganization of this

Corporation, any reclassification or recapitalization of this Corporation’s capital stock, any consolidation or merger with or into another corporation, any right to subscribe for or otherwise acquire any shares of stock or other securities or property or to receive any other right, any Acquisition, or any dissolution, liquidation or winding up of this Corporation, this Corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to the date specified for the taking of a record, a notice specifying the date on which any such record is to be taken, the amount or character of any such dividend or distribution, and the nature of any such other event.

(e)           Common Stock Reserved.  This Corporation shall reserve and keep available, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of all of the then outstanding Preferred Stock.

(f)            Payment of Taxes.  This Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, other than any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

(g)           No Fractional Shares.  No fractional shares of Common Stock or other securities shall be issued upon any conversion of Preferred Stock.  In determining the number of fractional shares of Common Stock or other securities that would otherwise have been issuable upon such conversion of Preferred Stock, all shares of Common Stock or other securities issuable upon all shares of Preferred Stock being converted by a single holder of such Preferred Stock (whether by optional or automatic conversion) shall be aggregated.  In lieu of any fractional share of Common Stock or other securities to which the holder otherwise would be entitled, this Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s (or other security’s) fair market value as of the date of conversion.

10.           Adjustments to Conversion Price.

(a)           Certain Adjustments to Preferred Stock Conversion Price.

(i)            Adjustment for Stock Splits, Stock Dividends and Combinations of Common Stock.  In the event the outstanding shares of Common Stock shall be subdivided (split), or combined (reverse split), by reclassification or otherwise, or in the event of any dividend or other distribution payable on the Common Stock in shares of Common Stock, the applicable Conversion Price in effect immediately prior to such subdivision, combination, dividend or other distribution shall, concurrently with the effectiveness of such subdivision, combination or dividend or other distribution, be proportionately adjusted.

(ii)           Adjustment for Merger or Reorganization, Etc.  In case of a reclassification, reorganization or exchange (other than described in subsection (i) above) or any consolidation or merger of this Corporation with another corporation (other than an Acquisition, in respect of which the provisions of Section 3 of this Article VI shall apply), each share of Preferred Stock shall thereafter be convertible into the number and kind of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of this Corporation deliverable upon conversion of such Preferred Stock would have been entitled upon such reclassification, reorganization, exchange, consolidation, merger or conveyance; and, in any such case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

(iii)          Adjustments for Other Dividends and Distributions.  In the event this Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of this Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of this Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or the record date therefor if any) and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under Section 6 of this Article VI with respect to the rights of the holders of the Preferred Stock.

(b)           Adjustment to Conversion Price of Series C Preferred Stock and Series D Preferred Stock for Issue or Sale of Additional Shares of Common Stock.  In the event that, at any time or from time to time on or after the Original Series C Issue Date, and with respect to the Series D Preferred Stock, on or after the Original Series D Issue Date, this Corporation shall issue or sell Additional Shares of Common Stock without consideration or for a consideration per share less than the Conversion Price then in effect for the Series C Preferred Stock or the Series D Preferred Stock, then and in each such case the then Conversion Price of the Series C Preferred Stock and/or the Series D Preferred Stock, as applicable, shall automatically be reduced to equal the product obtained by multiplying (i) the Conversion Price of the Series C Preferred Stock or the Series D Preferred Stock, as applicable, then in effect by (ii) a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this Corporation for such issuance would purchase at such Conversion Price then in effect, and the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such issuance.

For purposes of this clause (b), “Common Stock” shall be deemed to be outstanding at a particular time if it is outstanding at such time or if at such time (i) it can be acquired upon the conversion of any then outstanding shares of Preferred Stock, or (ii) it can be acquired upon the exercise of any vested, in-the-money rights or options then outstanding, or upon the conversion of any outstanding Convertible Securities, or acquired upon the conversion of any Convertible

Securities which can be then purchased upon the exercise of any vested, in-the-money outstanding rights or options.

(c)           Further Provisions for Adjustment of Series C Conversion Price and Series D Conversion Price.  For the purpose of Sections 6(a) and (b) of this Article VI, the following provisions shall be applicable:

(i)            Issuance or Sale of Convertible Securities.  In case at any time on or after the Original Series C Issue Date, this Corporation shall issue or sell any Convertible Securities, there shall be determined as of the date of issue the price per share for which Additional Shares of Common Stock are issuable upon the conversion or exchange thereof, such determination to be made by dividing (x) the total amount received or receivable by this Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to this Corporation upon the conversion or exchange thereof, by (y) the maximum number of Additional Shares of Common Stock issuable upon conversion or exchange of all of such Convertible Securities, and such issue or sale shall be deemed to be an issue or sale for cash (as of the date of issue or sale of such Convertible Securities) of such maximum number of Additional Shares of Common Stock at the price per share so determined.

If such Convertible Securities shall by their terms provide for an increase or increases, with the passage of time, in the amount of additional consideration, if any, payable to this Corporation, or in the rate of exchange, upon the conversion or exchange thereof, the adjusted Conversion Price shall, forthwith upon any such increase becoming effective, be readjusted (but to no greater extent than originally adjusted) to reflect the same.

If any rights of conversion or exchange evidenced by such Convertible Securities shall expire without having been exercised, the adjusted Conversion Price shall forthwith be readjusted to be the adjusted Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock issued or sold were those actually issued upon the conversion or exchange of such Convertible Securities, and that they were issued or sold for the consideration actually received by this Corporation upon such conversion or exchange, plus the consideration, if any, actually received by this Corporation for the issue or sale of such Convertible Securities as were actually converted or exchanged.

(ii)           Grant of Rights or Options for Common Stock.  In case at any time on or after the Original Series C Issue Date this Corporation shall grant any rights or options to subscribe for, purchase or otherwise acquire Additional Shares of Common Stock, there shall be determined as of the date of issue the price per share for which Additional Shares of Common Stock are issuable upon the exercise of such rights or options, such determination to be made by dividing (x) the total amount, if any, received or receivable by this Corporation as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration payable to this Corporation upon the exercise of such rights or options, by (y) the maximum number of Additional Shares of Common Stock of this Corporation issuable upon the exercise of such rights or options, and the granting of such rights or options shall be deemed to be an issue or sale for cash (as of the date of the granting of such rights or options) of such maximum number of Additional Shares of Common Stock at the price per share so determined.

If such rights or options shall by their terms provide for an increase or increases, with the passage of time, in the amount of additional consideration payable to this Corporation upon the exercise thereof, the adjusted Conversion Price shall, forthwith upon any such increase becoming effective, be readjusted (but to no greater extent than originally adjusted) to reflect the same.

If any such rights or options shall expire without having been exercised, the adjusted Conversion Price shall forthwith be readjusted to be the adjusted Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued or sold were those actually issued or sold upon the exercise of such rights or options and that they were issued or sold for the consideration actually received by this Corporation upon such exercise, plus the consideration, if any, actually received by this Corporation for the granting of all such rights or options, whether or not exercised.

(iii)          Grant of Rights or Options for Convertible Securities.  In case at any time on or after the Original Series C Issue Date this Corporation shall grant any rights or options to subscribe for, purchase or otherwise acquire Convertible Securities, such Convertible Securities shall be deemed, for the purposes of Section 6 of this Article VI, to have been issued and sold (as of the date of the granting of such option or rights) for the total amount received or receivable by this Corporation as consideration for the granting of such rights or options plus the minimum aggregate amount of additional consideration, if any, payable to this Corporation upon the exercise of such rights or options.

If such rights or options shall by their terms provide for an increase or increases, with the passage of time, in the amount of additional consideration payable to this Corporation upon the exercise thereof, the adjusted Conversion Price shall, forthwith upon any such increase becoming effective, be readjusted (but to no greater extent than originally adjusted) to reflect the same.

If any such rights or options shall expire without having been exercised, the adjusted Conversion Price shall forthwith be readjusted to be the adjusted Conversion Price which would have been in effect had an adjustment been made on the basis that the only Convertible Securities so issued or sold were those actually issued or sold upon the exercise of such rights or options and that they were issued or sold for the consideration actually received by this Corporation upon such exercise, plus the consideration, if any, actually received by this Corporation for the granting of all such rights or options, whether or not exercised.

(iv)          Determination of Consideration.  Upon any issuance or sale for a consideration other than cash, or a consideration part of which is other than cash, of any Additional Shares of Common Stock or Convertible Securities or any rights or options to subscribe for, purchase or otherwise acquire any Additional Shares of Common Stock or Convertible Securities, the amount of the consideration other than cash received by this Corporation shall be deemed to be the fair value of such consideration as determined in good faith by a majority of the Board.  In case any Additional Shares of Common Stock or Convertible Securities or any rights or options to subscribe for, purchase or otherwise acquire any Additional Shares of Common Stock or Convertible Securities shall be issued or sold together with other stock or securities or other assets of this Corporation for a consideration which covers two or more thereof, the consideration for the issue or sale of such Additional Shares of Common Stock or Convertible Securities or such rights or options shall be deemed to be the portion of such consideration allocated thereto in good faith by a majority of the Board.

(v)           Duration of Adjusted Conversion Price.  Following each computation or readjustment of an adjusted Conversion Price as provided above in Section 6 of this Article VI, the new adjusted Conversion Price shall remain in effect until a further computation or readjustment thereof is required by Section 6 of this Article VI.

(vi)          No Increase in Conversion Price.  Notwithstanding any other provisions of this Section, except to the limited extent provided for in Section 6(a) of this Article VI, no adjustment of the applicable Conversion Price pursuant to Section 6 of this Article VI shall have the effect of increasing the applicable Conversion Price above the applicable Conversion Price in effect immediately prior to such adjustment.

(d)           Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to Section 6 of this Article VI, this Corporation (at its expense) shall promptly (and in any event within 14 days) compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  This Corporation shall, upon the written request, at any time or from time to time, of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the applicable Conversion Price of the Preferred Stock at the time in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Stock.

(e)           It is the intent of this Corporation to provide the holders of Preferred Stock with and to preserve adjustments to which they were entitled by virtue of their ownership of preferred stock of the Predecessor. If the Predecessor consummated any events for which such holders were entitled to an adjustment under the charter documents of the Predecessor, then this Corporation shall make, give effect to and preserve such adjustment notwithstanding that the Corporation did not consummate such event. Without limiting the foregoing, issuances by the Predecessor of Additional Shares of Common Stock shall be deemed to be and counted as issuances by this Corporation of Additional Shares of Common Stock.

11.           Voting Rights.  Except as otherwise provided by law or by Article VII below, the holders of Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock and shall be entitled to notice of each stockholders’ meeting in accordance with the Bylaws of this Corporation (as then in effect) and shall be entitled to vote, together with the holders of Common Stock, on all matters to which the holders of Common Stock are entitled to vote.  Each holder of Preferred Stock shall be entitled, with respect to such Preferred Stock, to the number of votes equal to the largest number of full shares of Common Stock into which such Preferred Stock can be converted pursuant to the provisions hereinabove set forth, at the record date for the determination of stockholders entitled to vote on such matters or, if no record date is established; at the date such vote is taken or any written consent of stockholders is solicited.  Fractional votes shall not, however, be permitted, and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

12.           Preferred Stock Protections.

(a)           Series A Preferred Stock and Series B Preferred Stock.  As long as at least 25% of the aggregate number of shares of Series A Preferred Stock and Series B Preferred Stock that were issued and outstanding as of the Original Series C Issue Date remain outstanding (as adjusted for any stock splits, stock dividends, recapitalizations or the like and for the conversion of the Predecessor into this Corporation), this Corporation shall not (whether by merger, consolidation, recapitalization or otherwise), without the approval (by vote or written consent, as provided by law), of the holders of a majority of the aggregate number of shares of Series A Preferred Stock and Series B Preferred Stock then outstanding, voting together as a single class and on an as-converted to Common Stock basis:

(i)            increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock or Series B Preferred Stock; or

(ii)           redeem any shares of Common Stock (other than pursuant to (x) agreements relating to securities granted to employees pursuant to a stock incentive plan or other similar benefit plan, or (y) equity incentive agreements with service providers giving this Corporation the right to repurchase shares upon the termination of services, including, without limitation, Permitted Repurchases).

(b)           Series C Preferred Stock.  As long as at least 25% of the number of shares of Series C Preferred Stock that were issued and outstanding as of the Original Series C Issue Date remain outstanding (as adjusted for any stock splits, stock dividends, recapitalizations or the like and for the conversion of the Predecessor into this Corporation), neither this Corporation nor any Subsidiary thereof shall (whether by merger, consolidation, recapitalization or otherwise), without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the shares of Series C Preferred Stock then outstanding, voting separately as a single class:

(i)            issue any Additional Shares of Common Stock;

(ii)           effect any Acquisition, if each holder of Series C Preferred Stock would not receive, at the closing of such Acquisition, an amount per share of Series C Preferred Stock at least equal to the then applicable Series C Liquidation Preference per share;

(iii)          pay or declare any dividend or distribution on any shares of Common Stock, any shares of Series A Preferred Stock, any shares of Series B Preferred Stock, or any other securities that rank junior to the Series C Preferred Stock with respect to class voting, voting rights per share, conversion, liquidation, dividends, or redemption, or redeem, repurchase, or acquire (or make any payment or set aside for a sinking fund for such purpose) or otherwise apply any of its assets to the acquisition of any shares of capital stock (other than Permitted Repurchases);

(iv)          alter or change the limitations, restrictions, rights, preferences or privileges of the Series C Preferred Stock;

(v)           amend or otherwise alter the Certificate of Incorporation (including any filing of a Certificate of Determination, and whether by merger or otherwise) or the Bylaws of this Corporation in a manner that materially and adversely affects the holders of the Series C Preferred Stock;

(vi)          make cash payments for capital expenditures in excess of $10,000,000 (or such higher amount included in any budget approved by a majority of the Board, which majority includes one of the Series C Directors) in the aggregate in any 12-month period (including, for the avoidance of doubt, payments by the Predecessor), excluding this Corporation’s cash outlay cost of (1) any REAL D theatrical system installation, specifically that of the Z-Screen, Pi-Cell and Cinema Control Module and (2) up to $9,375,000 in cash payments for capital expenditures made within 180 days after the Original Series C Issue Date in connection with this Corporation’s 2D (as opposed to 3D) deployment initiatives (and whether through Digital Link, Digital Link II, or another Subsidiary of this Corporation);

(vii)         exceed, at any time, total cumulative indebtedness for borrowed money in excess of the greater of (1) $25 million, and (2) the product obtained by multiplying (x) 2.5 by (y) the then Net Cash Flow for this Corporation during the immediately preceding twelve full calendar months, in any case excluding indebtedness for borrowed money (A) to complete the redemption of shares of Series C Preferred Stock pursuant to Section 4(a) or 4(b) of this Article VI, (B) to complete the repurchase of Series C Preferred Stock pursuant to this Corporation’s exercise of a right of first refusal to repurchase such shares or (C) in an aggregate amount not to exceed $6 million, incurred within 180 days after the Original Series C Issue Date, in connection with this Corporation’s 2D (as opposed to 3D) deployment initiatives (and whether through Digital Link, Digital Link II, or another Subsidiary of this Corporation);

(viii)        enter into any transaction with any affiliate (as such term is defined in Rule 405 of the Securities Act of 1933, as amended) other than on terms that are approved by a majority of the disinterested directors of this Corporation, other than in the ordinary course consistent with past practice (including, with respect to ColorLink Japan, as is customary in Japan) in all respects (including but not limited to pricing and quantity);

(ix)           exit, change, or enter a new line of business from those in which this Corporation was engaged as of the Original Series C Issue Date.

(x)            authorize or designate (whether by reclassification, merger or otherwise), or obligate itself to issue, any security, including any security convertible into, exercisable for, or exchangeable for any security, having a preference over, or being on a parity with, the Series C Preferred Stock with respect to class voting, voting rights per share, conversion, liquidation, dividends, or redemption, excluding any such securities issued solely to finance (1) the redemption of shares of Series C Preferred Stock pursuant to Section 4(a) or 4(b) of this Article VI, or (2) the exercise of a right of first refusal to purchase shares of Series C Preferred Stock pursuant to a written agreement between this Corporation and holders of shares of Series C Preferred Stock pursuant to which such holders have granted this Corporation such a right;

(xi)           increase the number of shares reserved for issuance under, or authorize the creation of any new, employee, officer, director or consultant stock purchase, stock option plan, or equity incentive or compensation plan, if the aggregate number of shares reserved under all such plans of this Corporation would exceed 4,457,319 shares of Common Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like);

(xii)          change the authorized number of members of this Corporation’s Board of Directors from seven (7) members;

(xiii)         change the authorized number of shares of Series C Preferred Stock;

(xiv)        cause any (1) voluntary dissolution or liquidation, if each holder of Series C Preferred Stock would not receive, at the closing of such dissolution or liquidation, an amount per share of Series C Preferred Stock at least equal to the then applicable Series C Liquidation Preference per share or (2) any reclassification of any capital stock;

(xv)         effect any disposition of assets or of any business (either through a single transaction or a series of related transactions), in which the book value or fair market value of the assets or business being disposed of equals or exceeds $15,000,000, excluding any such disposition solely to finance (1) the redemption of shares of Series C Preferred Stock pursuant to Section 4(a) or 4(b) of this Article VI, or (2) the exercise of a right of first refusal to purchase shares of Series C Preferred Stock pursuant to a written agreement between this Corporation and holders of shares of Series C Preferred Stock pursuant to which such holders have granted this Corporation such a right;

(xvi)        approve or take any action, or make any determination, that is subject to approval or determination by the Board pursuant to Section 1(b)(v), Section 3(b), Section 3(b)(i)(C), Section 3(b)(ii) or Section 6(c)(iv) of this Article VI; or

(xvii)       authorize, approve, commit to, or obligate itself with respect to any of the foregoing.

(c)           Without limiting the foregoing, without the approval (by vote or written consent, as provided by law) of the holders of a majority of the number of shares of each series of Preferred Stock then outstanding, this Corporation shall take no action (whether by merger, consolidation, recapitalization or otherwise) that would require such approval under the California General Corporations Code were this Corporation then organized under such law as then in effect.

13.           No Reissuance of Preferred Stock.  No share or shares of Preferred Stock acquired by this Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares of Preferred Stock that this Corporation shall be authorized to issue upon being reacquired by this

Corporation.  The Certificate of Incorporation of this Corporation shall be appropriately amended to effect the corresponding reduction in this Corporation’s authorized capital stock.

14.           Consent to Certain Transactions.  Each holder of shares of Preferred Stock shall, by virtue of its acceptance of a stock certificate evidencing Preferred Stock, be deemed to have consented, for purposes of the General Corporation Law, to all Permitted Repurchases.

ARTICLE VII

The number of directors constituting the Board shall be seven (7) members.  As long as at least 25% of the number of shares of Series C Preferred Stock that were issued and outstanding as of the Original Series C Issue Date remains outstanding (as adjusted for any stock splits, stock dividends, recapitalizations or the like and for the conversion of the Predecessor into this Corporation), the holders of the Series C Preferred Stock, voting as a separate class, shall have the special and exclusive right at any and all times to designate and elect two (2) directors to the Board (the “Series C Directors”).  The holders of the Series A Preferred Stock, the Series B Preferred Stock and the Common Stock, voting together as a single class on an as-converted basis, shall have the right at any and all times to designate and elect five (5) directors to the Board.  Each director may be removed during his or her term of office without cause, by the holders of the outstanding shares of the class or series of capital stock originally entitled to designate and elect such director pursuant to this Article VII, at any time.  Any vacancy existing or created in the office of a director may be filled at a special meeting of, or by written consent of, the holders of the outstanding shares of the class or series of capital stock originally entitled to elect the director pursuant to this Article VII to serve in such directorship, by the holders of such capital stock, at any time.  Notwithstanding the election of directors as provided in this Article VII, each director shall have equal rights and duties with all other directors.

ARTICLE VIII

The name and mailing address of the incorporator are as follows:

Jennifer Lee

333 South Hope Street, 43rd Floor

Los Angeles, California 90071

ARTICLE IX

A director of this Corporation shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the General Corporation Law is amended, after approval by the stockholders of this Article IX, to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

This Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of this Corporation or any predecessor of this Corporation, or serves or served at any other enterprise as a director or officer at the request of this Corporation or any predecessor to this Corporation.

Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX shall not adversely affect any right or protection of a director or agent of this Corporation existing at the time of such amendment, repeal, modification or adoption.

ARTICLE X

To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this Corporation (and any other persons to which General Corporation Law permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders and others.

Any amendment, repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

ARTICLE XI

Subject to the provisions of Article VI above, this Corporation reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation of this Corporation, in the manner now or hereafter prescribed by statute.

IN WITNESS WHEREOF, the undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is her act and deed and that the facts stated therein are true dated this 8th day of April, 2010.

By:	/s/ Jennifer Lee
Name: Jennifer Lee
Title: Incorporator